Exhibit 10.1
2019 Cash Incentive Compensation Plan

Eligible Employees: All non-Section 16 officers (“Vice Presidents”) and senior executives (Section 16) officers (“Executive Officers”) of the Company are eligible for participation in the Company’s 2019 Cash Incentive Compensation Plan.

Applicable Period: The 2019 Cash Incentive Plan applies to performance during the Company’s fiscal year ending December 31, 2019.

Components of the Plan and Criteria to Fund: The 2019 Cash Incentive Compensation Plan consists of the following three components: (i) revenue targets; (ii) EBITDA targets, and (iii) integration synergy targets. Each component of the 2019 Cash Incentive Compensation Plan includes targets at minimum, plan, and maximum payout. The minimum targets serve as the threshold upon which the incentive pool will begin to fund for that component. Achievement of the components at plan/target will earn the target cash incentive opportunity. Payout will be calculated along a linear continuum from minimum to plan/target and from plan/target to maximum with the maximum target serving as the point at which the management team will earn the highest possible cash incentive opportunity.

The minimum performance target must be met in order for a portion of the bonus to be paid relative to any one of the three components. Each component will be measured separately. Bonus payouts will be based 45% on achievement of revenue targets, 40% on achievement of EBITDA targets; and 15% on achievement of integration cost synergy targets.

The following table below represents the target bonus and maximum bonus for each of the Company’s Vice Presidents and above and as a percent of such employee’s annual base salary.

Executive Officer	Target	Maximum
President and CEO	115%	175%
Executive Officers (other than President and CEO)	75%	100%
Vice Presidents	50%	70%